Exhibit 21.1

SUBSIDIARIES

The full corporate name, jurisdiction of incorporation and registered and beneficial ownership of the issued and outstanding shares of each significant direct and indirect subsidiary is as follows:

Name of Subsidiary	Jurisdiction of Incorporation	Ownership of Securities
Mitel Networks Holdings Limited	United Kingdom	Wholly-owned by the Corporation

Mitel Networks Asia Pacific Limited	Hong Kong	Wholly-owned by the Corporation

Mitel U.S. Holdings, Inc.	Delaware	Wholly-owned by the Corporation

Mitel (Delaware), Inc.	Delaware	Wholly-owned by Mitel U.S. Holdings, Inc., which is in turn wholly-owned by the Corporation

Mitel Networks Limited	United Kingdom	Wholly-owned by Mitel Networks Holdings Limited, which is in turn wholly-owned by the Corporation

Mitel Networks, Inc.	Delaware	Wholly-owned by Mitel (Delaware), Inc., which is in turn wholly-owned by Mitel US Holdings, Inc. which is in turn wholly-owned by the Corporation

Mitel Netsolutions, Inc.	Texas	Wholly-owned by Mitel (Delaware), Inc., which is in turn wholly-owned by Mitel U.S. Holdings, Inc., which is in turn wholly-owned by the Corporation

Mitel Leasing, Inc.	Arizona	Wholly-owned by Mitel (Delaware), Inc., which is in turn wholly-owned by Mitel U.S. Holdings, Inc., which is in turn wholly-owned by the Corporation

Mitel Business Systems, Inc.	Arizona	Wholly-owned by Mitel (Delaware), Inc., which is in turn wholly-owned by Mitel U.S. Holdings, Inc., which is in turn wholly-owned by the Corporation

Mitel Technologies, Inc.	Arizona	Wholly-owned by Mitel (Delaware), Inc., which is in turn wholly-owned by Mitel U.S. Holdings, Inc., which is in turn wholly-owned by the Corporation